Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates, Inc.
Rob McKay, Sr. Dir. Business Development	Don Markley
and Investor Relations	dmarkley@lhai.com
Erika Luib, Investor Relations	(310) 691-7100
(858) 550-7896

Ligand Announces Fourth Quarter and Full Year 2010 Consolidated Financial Results

Results to be discussed during management’s presentation at the BIO CEO &

Investor Conference today at 10:30 a.m. Eastern time

SAN DIEGO (February 15, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and 12 months ended December 31, 2010, and reviewed business highlights of the fourth quarter of 2010 and early 2011.

“As we move into 2011, Ligand has the strongest portfolio of assets ever in the company’s history and a bright future given the substantive anticipated news flow and the quality of our partnerships,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Ligand continues to execute well. In just over two years, we have completed five acquisitions, and in the same time have streamlined the company into a lean, efficient business. This year we are anticipating numerous major events from our collaborators including product launches, NDA filings and the announcement of Phase III data.”

Fourth Quarter Results

Total revenues from continuing operations in the fourth quarter of 2010 were $3.9 million, compared with $14.0 million in the fourth quarter of 2009. The decrease in revenue of $10.1 million is primarily due to the termination of the Company’s remaining collaboration agreements.

Operating expenses from continuing operations in the fourth quarter of 2010 were $10.3 million, compared with $13.1 million in the fourth quarter of 2009. Research and development expenses in the fourth quarter of 2010 were $3.2 million, a decrease of $7.0 million compared with the fourth quarter of 2009, primarily due to the elimination of costs associated with servicing collaboration agreements that have been terminated and the closing of the Company’s New Jersey facility. General and administrative expenses increased by $0.5 million to $3.5 million, compared with the same period in 2009, primarily due to costs associated with the acquisitions of Neurogen and Metabasis, Inc.

Net income for the fourth quarter of 2010 was $2.4 million, or $0.12 per share, compared with net income of $3.0 million, or $0.16 per diluted share, in the fourth quarter of 2009. Income from continuing operations in the fourth quarter of 2010 was $2.3 million, or $0.12 per share, compared with income from continuing operations of $2.6 million, or $0.14 per share, in the comparable 2009 quarter. Income from discontinued operations in the fourth quarter of 2010 was $13,000, or $0.00 per share, compared with $0.5 million, or $0.02 per share, in the comparable 2009 quarter.

As of December 31, 2010, Ligand had cash, cash equivalents, short-term investments and restricted investments of approximately $24 million. In addition, the Company had a $4.6 income tax receivable, which was collected subsequent to year-end, as well as other accounts receivables for a licensing deal completed in mid-December.

Full-Year Results

Total revenues for the year ended December 31, 2010 were $23.5 million, compared with $38.9 million for the same period in 2009. The decrease in revenues is primarily due to the termination of the Company’s remaining collaboration agreements. Operating costs and expenses for the year ended December 31, 2010 were $54.5 million, including $16.9 million of lease exit and termination costs, compared with operating costs and expenses of $70.8 million, including $15.2 million of lease exit and termination costs, for the same period in 2009. The net loss for the year ended December 31, 2010 was $12.5 million, or $0.64 per share, compared with a net loss of $1.9 million, or $0.10 per share, for the same period in 2009. The net loss for 2009 includes $21.4 million of accretion of deferred gain on sale leaseback related to the acceleration of deferred gain recognized during the period as a result of the Company’s building lease termination.

Select Business and Program Highlights

The following is a summary of business and key program highlights in the fourth quarter of 2010 and early 2011.

Business Highlights

•	October 2010, Ligand divested its combinatorial chemical library and associated proprietary technology to Venenum Biodesign, LLC, for $1.8 million

•	October 2010, Sunil Patel was appointed to Ligand’s Board of Directors

•	November 2010, Ligand was awarded $2 million from the U.S. government under the Patient Protection and Affordable Care Act

•	January 2011, Ligand formed a strategic drug development alliance with Chiva Pharmaceuticals for the development of select clinical stage hepatitis B and liver cancer programs in China

•	January 2011, Ligand acquired CyDex Pharmaceuticals

•	February 2011, John L. LaMattina, Ph.D. was appointed to Ligand’s Board of Directors

Program Highlights

Promacta® /Revolade® (TPO Receptor Agonist) – GlaxoSmithKline

•	Approved in Japan in November 2011

•	Two Phase III hepatitis C trials targeted for completion in 3Q11

Viviant® /Conbriza® (SERMs) – Pfizer

•	Bazedoxifene launched in Japan (branded as Viviant) and Spain (branded as Conbriza) in 2H10 for the treatment of postmenopausal osteoporosis

Carfilzomib (proteasome inhibitor) – Onyx Pharmaceuticals

•

FDA granted fast track designation in January 2011 for carfilzomib for the potential treatment of patients with relapsed and refractory multiple myeloma. Onyx initiated filing a rolling NDA for carfilzomib with the FDA and expects submission to be completed by mid-2011

•	International Phase III trial initiated (ASPIRE) for the potential treatment for patients with relapsed multiple myeloma

SCH-527123 (CXCR2 Inhibitor) - Merck

•	Phase II trial in COPD is fully enrolled with 500 patients targeted for completion in 3Q12

Dinaciclib (CDK Inhibitor) - Merck

•	Multiple Phase II studies ongoing in various cancer types, including breast, AML, melanoma, and multiple myeloma. Trials are targeted for completion in 2011 and 2012

•	Multiple clinical studies of dinaciclib reported at the American Society of Hematology (ASH) in December 2010

BMS-582949 (p38 Inhibitor) – Bristol Myers Squibb (BMS)

•	BMS presented Phase II data on BMS-582949 at the American College of Rheumatology (ACR) Annual meeting in November 2010

•	BMS plans to initiate additional Phase II clinical trials on BMS-582949 in 2011

•	Phase II trial for atherosclerosis is ongoing

CC-930 (JNK Inhibitor) – Celgene

•	Phase II trial initiated in January 2011 for CC-930, a JNK inhibitor in idiopathic pulmonary fibrosis

MEDI-528 (IL-9 Antibody) – AstraZeneca

•	Phase II trial in asthma fully enrolled with 320 patients with an expected study completion targeted for 3Q11

LGD-4033 (Ligand SARM Program)

•	Preclinical molecular pharmacology data on LGD-4033 were presented at the 92nd Annual Meeting of the Endocrine Society in June 2010

•	Phase Ib multiple ascending dose trial is ongoing

2011 Financial Outlook

For 2011, Ligand currently estimates total revenues to be between $22 million to $24 million comprised of approximately $13 million to $14 million of revenue (partial year accounting) from the CyDex business, and approximately $9 million to $10 million of revenue from the original Ligand business, before any revenue for new licensing agreements.

Ligand’s 2011, operating expenses are currently estimated to be in the range of $16 million to $18 million, with an average cost of goods as a percentage of material sales to be approximately 35%. Ligand expects to determine the CyDex non-cash amortization expense in the near-term. By the end of 2011, Ligand expects its operations to be profitable and cash-flow positive.

Webcast and Conference Call

Ligand’s President and Chief Executive Officer, John L. Higgins, will discuss fourth quarter financial results and provide a business update during a presentation at the BIO CEO & Investor Conference today at 10:30 a.m. Eastern time (7:30 a.m. Pacific time). The conference takes place at the Waldorf-Astoria Hotel in New York City. A live webcast of the presentation will be available on Ligand’s website www.ligand.com. To access the presentation via telephone please dial (877) 407-4019, passcode: Ligand. Slides accompanying the presentation will be available in the “Investor Relations” section of www.ligand.com.

A replay of the presentation will be archived for 30 days on www.ligand.com and via telephone at (877) 660-6853, Account: 361# passcode: 366800.

About Ligand Pharmaceuticals

Ligand is a BioPharma company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to an efficiently lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors a de-risked opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. We believe Ligand has assembled one of the largest and most diversified portfolio of current assets in the industry for a company of its size, currently exceeding 60 programs, with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis, osteoporosis and cancer. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may be profitable before the end of 2011, we may not receive expected revenue from CyDex product sales of Captisol®, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal and partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2011, that Ligand will deliver strong cash flow over the long term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand’s 2011 revenues will be driven by royalty payments related and Captisol sales, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines and may be subject to future tax liabilities which are larger than the provision for income taxes reflected in Ligand’s 2010 year-end financial statements. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Tables to follow)

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Royalties	$1,942	$1,811	$7,279	$8,334
Collaborative research and development and other revenues	1,998	12,163	16,259	30,606

Total revenues	3,940	13,974	23,538	38,940

Operating costs and expenses:
Research and development	3,155	10,127	22,067	39,870
General and administrative	3,465	3,021	12,829	15,211
Lease exit and termination costs	954	—	16,894	15,235
Write-off of acquired in-process research and development	2,754	—	2,754	442

Total operating costs and expenses	10,328	13,148	54,544	70,758

Accretion of deferred gain on sale leaseback	426	425	1,702	21,851

Gain (loss) from operations	(5,962)	1,251	(29,304)	(9,967)

Other income (loss)	4,374	(220)	13,901	95

Gain (loss) before income taxes	(1,588)	1,031	(15,403)	(9,872)
Income tax (expense) benefit	3,936	1,535	2,617	1,535

Income (loss) from continuing operations	2,348	2,566	(12,786)	(8,337)

Discontinued operations:
Gain on sale of AVINZA Product Line before income taxes	48	95	70	5,434
Gain (loss) on sale of Oncology Product Line before income taxes	(35)	372	201	955
Income tax benefit (expense) on discontinued operations	—	—	—	—

Discontinued operations	13	467	271	6,389

Net income (loss)	2,361	3,033	(12,515)	(1,948)

Basic and diluted per share amounts:
Loss from continuing operations	0.12	0.14	(0.65)	(0.44)
Discontinued operations	0.00	0.02	0.01	0.34

Net income (loss)	0.12	0.16	(0.64)	(0.10)

Weighted average number of common shares - basic	19,630,764	18,896,985	19,613,201	18,862,752

Weighted average number of common shares - diluted	19,636,359	18,918,379	19,613,201	18,862,752

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$22,697	$53,232
Accounts receivable, net	993	618
Other current assets	5,295	4,534
Current portion of co-promote termination asset	8,034	9,782

Total current assets	37,019	68,166

Restricted cash and investments	1,341	1,462
Property and equipment, net	559	8,522
Goodwill and other identifiable intangible assets	12,951	2,515
Long-term portion of co-promote termination asset	22,851	30,993
Other assets	838	30,149

	$75,559	$141,807

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$25,894	$35,699
Current portion of deferred gain	1,702	1,702
Current portion of co-promote termination liability	8,034	9,782
Current portion of deferred revenue	—	4,989

Total current liabilities	35,630	52,172
Long-term portion of co-promote termination liability	22,851	30,993
Long-term portion of deferred revenue	2,546	3,495
Long-term portion of deferred gain	—	1,702
Other long-term liabilities	13,179	41,357

Total liabilities	74,206	129,719
Common stock subject to conditional redemption	8,344	8,344
Stockholders’ equity (deficit)	(6,991)	3,744

	$75,559	$141,807

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